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                                                                   Exhibit 10.7




                                AMENDMENT OF THE
                          HONEYWELL INTERNATIONAL INC.
                      SEVERANCE PLAN FOR SENIOR EXECUTIVES
                 As Amended and Restated as of December 20, 2001

                                   WITNESSETH

WHEREAS, Honeywell International Inc. (the "Corporation") is the sponsor of the Honeywell International Inc. Severance Plan for Senior Executives, as amended and restated as of December 20, 2001 (the "Plan"); and

WHEREAS, Section 12 of the Plan reserves to the Corporation the right to amend the Plan at any time; and

WHEREAS, the Corporation is desirous of amending the Plan in certain particulars;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2004, as follows:

1.   Section 3(b) of the Plan shall be amended to read as follows:

     (b) Benefits Conditioned on Release and Non-competition Agreement. Notwithstanding anything in this Section 3 to the contrary, all benefits under this Plan except benefits provided pursuant to Part II, shall be provided in consideration for, and may be conditioned upon,
          (i) the execution of a release by the Participant of all current or future claims, known or unknown, arising on or before the date of the release against the Employer, its subsidiaries, affiliates and their respective officers, directors and employees in a form and manner prescribed by the Plan Administrator, and (ii) the execution of a non-competition agreement by the Participant in favor of the Company and its subsidiaries and affiliates in a form and manner prescribed by the Plan Administrator. Additionally, no severance benefits shall be payable under this Section 3 unless the Participant has returned to the Employer all property of the Employer and any information of a proprietary nature in his or her possession.

2.   Section 5 of the Plan shall be amended to read as follows:

     Notwithstanding anything to the contrary in the Plan and except as provided in Section 20(c), a Participant receiving benefits or otherwise entitled to receive benefits under this Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, either before or after termination of employment, as determined by the Named Fiduciary, in its sole discretion (a) is convicted of a felony, (b) commits any fraud or misappropriates property, proprietary




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     information, intellectual property or trade secrets of the Company and its subsidiaries and affiliates for personal gain or for the benefit of another party, (c) actively recruits and offers employment to any management employee of the Company and its subsidiaries and affiliates, (d) engages in intentional misconduct substantially damaging to the property or business of the Company and its subsidiaries and affiliates, (e) makes false or misleading statements about the Company and its subsidiaries and affiliates or their products, officers or employees to (A) competitors or customers or potential customers, or (B) current or former employees of the Company and its subsidiaries and affiliates, or (f) violates the terms of the release or non-competition agreement described in Section 3(b) of the Plan.